CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we consent to the use of our report, dated May 27, 2026 for the Forester Value Fund (the “Fund”), a series of The Forester Funds, Inc., and to all references to our firm included in or made a part of this Post-Effective Amendment No. 44 under the Securities Act of 1933 and Amendment No. 47 under the Investment Company Act of 1940 to The Forester Funds, Inc.’s Registration Statement on Form N-1A (File Nos. 333-81907 and 811-09391), including the reference to our firm under the heading “Financial Highlights” in the Prospectus of the Funds and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Funds.

July 30, 2026

Huntingdon Valley, Pennsylvania